Exhibit 99.1

Blackboard Inc. Announces Record Second Quarter Financial Results

-	Company achieves fourth consecutive quarter of net income -

Washington, DC — August 4, 2004 — Blackboard Inc. (NASDAQ: BBBB) today announced financial results for the second quarter ended June 30, 2004.

Total revenue for the quarter ended June 30, 2004, was $26.4 million, an increase of 16% over the second quarter of 2003. Product revenue for the quarter was $23.3 million, an increase of 14% over the second quarter of 2003, while professional services revenue for the quarter was $3.0 million, an increase of 29% over the second quarter of 2003. Operating income was $1.3 million for the second quarter of 2004 compared to an operating loss of $1.1 million for the second quarter of 2003. Net income was $1.1 million for the second quarter of 2004 compared to a net loss of $1.4 million for the second quarter of 2003. Cash net income for the second quarter of 2004, which excludes the amortization of acquisition-related intangible assets, net of taxes, was $1.8 million.

“I am pleased with our overall performance this quarter as we continued to execute against our long term growth strategy,” said Michael Chasen, Chief Executive Officer for Blackboard. “In particular, I am also delighted by the progress made with the full market introduction of the Blackboard Content System and the launch of our new Application Pack product development and release strategy.”

Total revenue for the first six months ended June 30, 2004, was $51.6 million, an increase of 20% over the first six months of 2003. Net operating income was $2.5 million for the first six months of 2004 compared to net operating loss of $2.9 million for the first six months of 2003. Net income was $1.8 million for the first six months of 2004 compared to a net loss of $3.4 million for the first six months of 2003. Cash net income for the first six months of 2004, which excludes the amortization of acquisition-related intangible assets, net of taxes, was $3.2 million.

Blackboard provides cash net income and cash net income per share in this press release as additional information regarding Blackboard’s operating results. These measures are not in accordance with, nor are they an alternative for, GAAP and may be different from cash net income and other non-GAAP measures used by other companies. Blackboard believes that this presentation of cash net income and cash net income per share provides useful information to investors regarding additional financial and business trends relating to Blackboard’s financial condition and results of operations.

Highlights from the Second Quarter 2004

•	Blackboard’s new and expanding client relationships in the quarter included:

•	U.S. Higher Education Market: Arapahoe Community College, Clemson University, University of Montana System, and the University of Texas — Tyler
•	International Markets: Chikoshi University, Southern Denmark university, University of Cambridge, University of Melbourne, and the University of Queensland

•	K-12 Market: Dallas Independent School District, Minnetonka Public Schools, and the New York City Department of Education

•	During the quarter, Blackboard delivered on its previously announced “Application Pack” strategy, which provides for the distribution of important software improvements — including new features and general stability and scalability advances — through easily implemented updates. Specifically, Blackboard released Application Pack 1, which included dozens of enhancements to the Blackboard Academic Suite™ and demonstrated the innovative nature and benefits of this new release model.
•	Blackboard appointed Mr. Frank R. Gatti to its Board of Directors and named him as the chairperson of the Blackboard Audit Committee. Mr. Gatti has more than thirty years of experience in financial management, specifically in the education and media industries where Blackboard operates. Since November of 1997 Mr. Gatti has served as Chief Financial Officer for Princeton, N.J.-based Educational Testing Service (ETS), a leading private, testing and measurement organization.
•	In May, Blackboard appointed Ms. Mary Good as Senior Vice President of Human Resources. In her role, Ms. Good is charged with implementing and managing a broad range of HR programs, including staff development, succession planning and employee relations. Previously, Ms. Good spent 15 years at American Management Systems (AMS), a publicly traded professional services firm with more than 9,500 employees.
•	On June 18, 2004, Blackboard completed its initial public offering of 6,325,000 shares of common stock, priced at $14.00 per share. Total proceeds to the company were $50.9 million from the initial public offering, net of expenses and underwriting discounts.

Outlook for the Third Quarter and FY 2004

The following statements regarding future financial performance are based on current expectations. These statements are forward looking. Actual results may differ materially, especially in the current uncertain economic environment. These statements do not reflect the potential impact of mergers, acquisitions or other business combinations that may be completed after the date of this release.

For the third quarter of 2004, we expect:

•	Revenue to be $28.8 to $29.3 million;
•	Net income to be $1.8 to $2.1 million, resulting in EPS of $0.07 to $0.08 per share. This is based on an estimated 27.9 million diluted shares and a 20% effective tax rate; and
•	Cash net income to be $2.5 to $2.8 million after adding back the tax adjusted amortization of intangibles of approximately $0.7 million, which results in cash EPS of $0.09 to $0.10 per share. Again, based on an estimated 27.9 million diluted shares and a 20% effective tax rate.

For the full year 2004, we expect:

•	Revenue to be $109.2 to $110.2 million;
•	Net income, excluding preferred dividend accretion, to be $5.6 to $6.1 million, resulting in EPS of $0.22 to $0.24 per share, which is based on an estimated 25.5 million diluted shares and a 20% effective tax rate for third and fourth quarters; and
•	Cash net income to be $8.4 million to $8.9 million after adding back the tax adjusted amortization of intangibles of approximately $2.7 million, these result in cash EPS of $0.33 to $0.35 per share based on an estimated 25.5 million diluted shares and a 20% effective tax rate for third and fourth quarters.

Conference Call

Blackboard will broadcast its second quarter conference call live over the Internet today beginning at 5 p.m. Eastern. Interested parties can access the webcast through the Investor Relations section of the Company’s Web site at http://investor.blackboard.com. Please access the Web site at least 15 minutes prior to the start of the call to register, download and install any necessary software.

A replay of the call will be available via telephone from approximately 8:00 p.m. Eastern (5:00 p.m. Pacific) on August 4, 2004 until 8:00 p.m. Eastern (5:00 p.m. Pacific) on August 11, 2004. To listen to the replay, participants in the U.S. and Canada should dial 888-286-8010, and international participants should dial 617-801-6888. The conference ID for the replay is 29112950.

BLACKBOARD INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2003	2004	2003	2004
	(in thousands, except share and per share amounts)
Revenues:
Product	$20,395	$23,332	$38,992	$45,948
Professional services	2,349	3,023	3,933	5,626

Total revenues	22,744	26,355	42,925	51,574
Operating expenses:
Cost of product revenues, excludes amortization of acquired technology included in amortization of intangibles resulting from acquisitions shown below	5,697	5,957	10,908	12,017
Cost of professional services revenues	1,585	2,073	2,899	3,626
Research and development	2,744	3,636	5,453	6,890
Sales and marketing	8,094	9,090	14,749	17,858
General and administrative	4,231	3,360	8,738	6,785
Amortization of intangibles resulting from acquisitions	1,445	879	2,868	1,759
Stock-based compensation	28	28	201	111

Total operating expenses	23,824	25,023	45,816	49,046

(Loss) income from operations	(1,080)	1,332	(2,891)	2,528
Other income (expense), net:
Interest expense	(141)	(50)	(293)	(128)
Interest income	23	23	59	49

(Loss) income before provision for income taxes	(1,198)	1,305	(3,125)	2,449
Provision for income taxes	(207)	(254)	(314)	(612)

Net (loss) income	(1,405)	1,051	(3,439)	1,837
Dividends on and accretion of convertible preferred stock	(2,507)	(3,749)	(4,990)	(6,344)

Net loss attributable to common stockholders	$(3,912)	$(2,698)	$(8,429)	$(4,507)

Net loss attributable to common stockholders per common share — basic and diluted	$(0.71)	$(0.37)	$(1.53)	$(0.71)

Weighted average number of common shares — basic and diluted	5,510,372	7,202,017	5,506,836	6,374,493

Reconciliation of cash net (loss) income to net (loss) income (1):
Net loss attributable to common stockholders	$(3,912)	$(2,698)	$(8,429)	$(4,507)
Add: Dividends on and accretion of convertible preferred stock	2,507	3,749	4,990	6,344

Net (loss) income	(1,405)	1,051	(3,439)	1,837
Add: Amortization of intangibles resulting from acquisitions, net of tax	867	708	1,721	1,319

Cash net (loss) income	(538)	1,759	(1,718)	3,156

Cash net (loss) income attributable to common stockholders per common share — diluted	$(0.10)	$0.07	$(0.31)	$0.14

Proforma weighted average diluted common shares — diluted (2)	5,510,372	23,493,743	5,506,836	23,037,170

(1) Cash net income is not a generally accepted accounting principle or GAAP measure. However, management believes based on feedback from investors, analysts and other users of the Company’s financial information that cash net income is an appropriate measure of the operating performance of the Company. Further management believes, based on feedback from analysts that cash net income is an important measure they use in their earnings estimates of the Company used by investors and potential investors. This measure should be considered in addition to, not as a substitute for or superior to, net income, net income attributable to common stockholders, cash flows and other measures of financial performance prepared in accordance with generally accepted accounting principles. Because cash net income is used by some investors, analysts and other users of the Company’s financial information as performance measures, they are reconciled herein to net (loss) income.

(2) Weighted average shares outstanding assumes i) the conversion of all redeemable preferred stock and Series E warrants as of January 1, 2004 and ii) the conversion of accrued dividend accretion on the preferred shares based on a conversion price of $14.00 per share and the average accrued dividend accretion balance for the period presented.

BLACKBOARD INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,	June 30,
	2003	2004
		(unaudited)
	(in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$30,456	$71,715
Accounts receivable, net	22,870	36,501
Inventories, net	2,050	2,053
Prepaid expenses and other current assets	711	1,203
Deferred cost of revenues	3,846	4,429

Total current assets	59,933	115,901
Property and equipment, net	7,683	8,787
Restricted cash	843	653
Goodwill	10,252	10,252
Intangible assets, net	4,343	2,584

Total assets	$83,054	$138,177

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current liabilities:
Accounts payable	$1,833	$1,855
Accrued expenses	9,900	11,060
Line of credit	7,880	—
Equipment note, current portion	949	769
Note payable	2,000	1,000
Deferred revenues, current portion	51,215	57,987

Total current liabilities	73,777	72,671
Equipment note, noncurrent portion	735	412
Deferred rent	1,135	1,058
Deferred revenues, noncurrent portion	1,727	4,312
Commitments and contingencies Preferred Stock, $0.01 par value	125,963	—
Warrants to purchase Series E Preferred Stock	4,334	—
Stockholders’ (deficit) equity:
Common stock, $0.01 par value	55	256
Additional paid-in capital	8,020	190,499
Deferred stock compensation	(35)	(211)
Accumulated deficit	(132,657)	(130,820)

Total stockholders’ (deficit) equity	(124,617)	59,724

Total liabilities and stockholders’ (deficit) equity	$83,054	$138,177

BLACKBOARD INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended
	June 30,
	2003	2004
	(in thousands)
Cash flows from operating activities
Net (loss) income	$(3,439)	$1,837
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	1,986	3,046
Amortization of intangibles	2,868	1,759
Change in allowance for doubtful accounts	358	(272)
Change in obsolescence reserve	(15)	—
Noncash stock compensation related to options issued to nonemployees	—	69
Noncash stock compensation for modification of options	21	—
Noncash deferred stock amortization	40	42
Changes in operating assets and liabilities net of effect of acquisitions:
Accounts receivable	(7,492)	(13,359)
Inventories	(126)	(3)
Prepaid expenses and other current assets	2,076	(492)
Deferred cost of revenues	598	(583)
Accounts payable	2,965	22
Accrued expenses	962	990
Deferred rent	(27)	(77)
Deferred revenues	3,350	9,357

Net cash provided by operating activities	4,125	2,336

Cash flows from investing activities
Purchase of property and equipment	(2,136)	(3,980)
Acquisition of business, net of cash acquired	(4,500)	—

Net cash used in investing activities	(6,636)	(3,980)

Cash flows from financing activities
Proceeds from equipment notes	1,209	—
Payments on equipment notes	(647)	(503)
Proceeds from line of credit	2,630	—
Payments on line of credit	(2,000)	(7,880)
Payments on note payable	—	(1,000)
Proceeds from issuance of common stock, net of issuance costs	—	50,896
Proceeds from exercise of Series D Warrants	—	248
Release of letters of credit	210	190
Proceeds from exercise of stock options	26	952

Net cash provided by financing activities	1,428	42,903

Net (decrease) increase in cash and cash equivalents	(1,083)	41,259
Cash and cash equivalents at beginning of period	20,372	30,456

Cash and cash equivalents at end of period	$19,289	$71,715

About Blackboard Inc.

Blackboard is a leading provider of enterprise software and services to the education industry. The Company’s product line consists of five software applications bundled in two suites, the Blackboard Academic Suite TM and the Blackboard Commerce Suite TM. Blackboard’s clients include colleges, universities, schools and other education providers, as well as textbook publishers and student-focused merchants that serve education providers and their students. Blackboard is headquartered in Washington, D.C., with offices and staff in North America, Europe and Asia.

This press release may contain “forward-looking statements” relating to Blackboard Inc. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are delays in product development, undetected software errors, competitive pressures, technical difficulties, market acceptance, availability of technical personnel, changes in client requirements, risks of international operations, general economic conditions and such other risks as described in the “Risk Factor” section of Blackboard’s registration statement filed on Form S-1 with the SEC. Blackboard undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results.

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Corporate and Investor Contact:

Michael J. Stanton
Blackboard Inc.
+1 (202) 463-4860 ext. 2305

Media Inquiries:

Dan Baum
DBC Public Relations
866-774-4720